Exhibit 99.1
The Allstate Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Statements
On November 1, 2021, the Company completed the sale of Allstate Life Insurance Company (“ALIC”) and certain affiliates to Everlake US Holdings Company, an affiliate of an investment fund associated with The Blackstone Group Inc.
On October 1, 2021, the Company completed the sale of Allstate Life Insurance Company of New York (“ALNY”) to Wilton Reassurance Company.
The combined divestitures of ALIC and ALNY is herein referred to as “the divestitures”. A loss on disposition of $4 billion, after-tax, was recorded in the first quarter of 2021 related to these transactions. The loss on disposition was $3.8 billion, after-tax, and reflects purchase price adjustments associated with certain pre-close transactions specified in the stock purchase agreements, changes in statutory capital and surplus prior to the closing dates and the closing date equity of the sold entities determined under GAAP, excluding unrealized gains and losses on fixed income securities.
The unaudited pro forma condensed consolidated statement of financial position has been derived from historical financial statements prepared in accordance with U.S. generally accepted accounting principles and is:
(1)Presented based on information currently available
(2)Intended for informational purposes only
(3)Is not intended to reflect the results of operations or the financial position of the Corporation that would have resulted had the divestitures been effective as of and during the periods presented or the results that may be obtained by the Corporation in the future
The unaudited pro forma condensed consolidated statement of financial position gives effect to the divestitures as if they occurred on June 30, 2021 and are filed as Exhibit 99.1 to the Current Report on Form 8-K and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed consolidated statement of financial position has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020. The unaudited pro forma condensed consolidated statement of financial position does not include adjustments to reflect any potential synergies that may be achievable, or dis-synergy costs that may occur, in connection with the divestitures.

The unaudited pro forma condensed consolidated statement of financial position was derived in part from, and should be read in conjunction with the Corporation’s:
•Quarterly Reports on Form 10-Q for the three and six months ended March 31, 2021 and June 30, 2021, respectively
•Form 8-K and Exhibit 99.1, filed on April 30, 2021, including the unaudited pro forma condensed consolidated financial statements that give effect to the divestitures as if they occurred on December 31, 2020 for purposes of the unaudited pro forma condensed consolidated statement of financial position and January 1, 2018 for purposes of the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018
As of the first quarter of 2021, the assets and liabilities and the results of operations of the divestitures have been reflected in the Company’s historical consolidated financial statements as discontinued operations. As such, the assets and liabilities related to the businesses sold have been segregated and classified in the historical Consolidated Statement of Financial Position as “held for sale,” and the operating results have been presented outside of income from continuing operations in the Consolidated Statements of Operations as a part of “Income (loss) from discontinued operations, net of tax.”
The unaudited pro forma condensed consolidated statement of financial position should be read in conjunction with the Corporation’s Annual report on Form 10-K for the year ended December 31, 2020.
The unaudited pro forma condensed consolidated statement of financial position is presented based on information available upon closing of the divestitures and is not reflective of the Company’s financial position had the transactions occurred on June 30, 2021.
Additionally, any unaudited pro forma condensed consolidated financial statements included here or in our previously filed Form 8-K on April 30, 2021 do not reflect future events that are not directly attributable to these divestitures. Actual results during future periods may vary significantly from the results reflected in the unaudited pro forma condensed consolidated financial statements.

The Allstate Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

	As of June 30, 2021
($ in millions, except par value data)	Historical Allstate	Divestitures	Transaction accounting adjustments	Notes	Pro forma Allstate
	(As reported)				(As adjusted)
Assets
Investments
Fixed income securities, at estimated fair value	$42,825	$—	$—		$42,825
Equity securities, at estimated fair value	3,059	—	(1,225)	(a)	1,834
Mortgage loans	786	—	—		786
Limited partnership interests	7,073	—	—		7,073
Short-term, at estimated fair value	5,516	—	—		5,516
Other	3,311	—	—		3,311
Total investments	62,570	—	(1,225)		61,345
Cash	656	—	4,384	(b)	5,040
Premium installment receivables, net	8,146	—	—		8,146
Deferred policy acquisition costs	4,374	—	—		4,374
Reinsurance and indemnification recoverables, net	9,497	—	—		9,497
Accrued investment income	350	—	—		350
Property and equipment, net	1,026	—	—		1,026
Goodwill	3,349	—	—		3,349
Other assets	5,706	—	27	(c)	5,733
Assets held for sale	36,969	(41,090)	4,121	(d)	—
Total assets	$132,643	$(41,090)	$7,307		$98,860
Liabilities
Reserve for property and casualty insurance claims and claims expense	$31,637	$—	$—		$31,637
Reserve for future policy benefits	1,239	—	—		1,239
Contractholder funds	858	—	—		858
Unearned premiums	18,756	—	—		18,756
Claim payments outstanding	1,040	—	—		1,040
Deferred income taxes	758	—	—		758
Other liabilities and accrued expenses	9,392	—	—		9,392
Long-term debt	7,996	—	—		7,996
Liabilities held for sale	32,775	(32,775)	—		—
Total liabilities	104,451	(32,775)	—		71,676
Shareholders’ equity
Preferred stock and additional capital paid-in	2,170	—	—		2,170
Common stock	9	—	—		9
Additional capital paid-in	3,668	—	—		3,668
Retained income	52,464	(7,307)	7,307	(e)	52,464
Treasury stock, at cost	(32,394)	—	—		(32,394)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	2,164	(1,003)	—		1,161
Unrealized foreign currency translation adjustments	24	(5)	—		19
Unamortized pension and other postretirement prior service credit	102	—	—		102
Total accumulated other comprehensive income	2,290	(1,008)	—		1,282
Noncontrolling interest	(15)	—			(15)
Total equity	28,192	(8,315)	7,307		27,184
Total liabilities and equity	$132,643	$(41,090)	$7,307		$98,860

See accompanying notes to unaudited pro forma condensed consolidated statement of financial position.

The Allstate Corporation and Subsidiaries
Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Financial Position
Transaction accounting adjustments
(a)Represents additional investments in the divestitures that were sold prior to the sales transactions.
(b)Represents the cash received as well as cash dividends received from the divestitures prior to the sale.
(c)Represents the reclassification of the remaining accruals related to the disposed business out of the assets held for sale.
(d)Represents the reversal of the accrual for loss on disposition.
(e)Represents the reclassification of retained income included in the divestitures column into the retained income of the Company.
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